Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-112033 of Northern States Power Company-Wisconsin on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003) appearing in the Annual Report on Form 10-K of Northern States Power Company-Wisconsin for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 16, 2004